Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Completes Sale of Preferred Shares under the U.S. Treasury’s Capital Purchase Program

RALEIGH, N.C., December 15, 2008 – Capital Bank Corporation (Nasdaq: CBKN), the parent company of Capital Bank, announced today that it has completed the issuance and sale of $41.3 million in senior preferred stock under the U.S. Treasury’s Capital Purchase Program (TCPP). Capital Bank’s preliminary approval to participate in the program was announced on November 17, 2008.

“We believe the Treasury’s investment is a recognition of Capital Bank’s financial strength and provides us with greater resources and flexibility for lending within our communities in a challenging economic environment,” stated B. Grant Yarber, president and CEO. “This cost-effective capital further strengthens our solid capital position and will enhance our efforts to emerge from this environment as an even stronger financial institution.”

As of September 30, 2008, Capital Bank’s regulatory capital ratios remained in excess of “well-capitalized” regulatory requirements. After the Treasury’s capital infusion, Capital Bank’s pro forma September 30, 2008 Tier 1 risk-based capital would increase to 12.86% from 9.86%, and its pro forma total risk-based ratio would increase to 13.91% from 10.91%.

Under the TCPP, the U.S. Treasury Department purchased 41,279 shares of senior preferred stock which will pay a dividend of 5% for the first five years and 9% thereafter. The Treasury also received 10-year warrants to purchase 749,619 shares of Capital Bank common stock at an exercise price of $8.26 per share. Capital Bank will have the right to redeem the senior preferred stock at any time after three years. A summary of the TCPP can be found on the U.S. Treasury Department’s website at http://www.ustreas.gov/initiatives/eesa/.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.6 billion in total assets, offers a broad range of financial services. Capital Bank operates 32 banking offices in Asheville (4), Burlington (4), Cary, Clayton, Fayetteville (3), Graham (2), Hickory, Mebane, Morrisville, Oxford, Parkton, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website is http://www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

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